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                                                                     Exhibit 8.1


                    B A S S,  B E R R Y  &  S I M S    P L C
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                                ATTORNEYS AT LAW

2700 FIRST AMERICAN CENTER                       1700 RIVERVIEW TOWER
NASHVILLE, TENNESSEE 37238-2700                  POST OFFICE BOX 1509
TELEPHONE (615) 742-6200                         KNOXVILLE, TENNESSEE 37901-1509
TELECOPIER (615) 742-6293                        TELEPHONE (423) 521-6200
                                                 TELECOPIER (423) 521-6234

                                 March 12, 1998



Board of Directors
Coventry Corporation
53 Century Boulevard, Suite 250
Nashville, Tennessee 37214


Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of a merger and capital contribution to be effected through (i) a merger (the "Merger") of Coventry Merger Corporation, a Tennessee corporation ("Subsidiary"), a wholly owned subsidiary of Coventry Health Care, Inc., a Delaware corporation ("Newco"), into Coventry Corporation, a Tennessee corporation ("Coventry"), with Coventry being the surviving corporation, and
(ii) a capital contribution (the "Capital Contribution") of certain assets by Principal Health Care, Inc., an Iowa corporation ("PHC") to Newco, pursuant to the terms of the Amended and Restated Capital Contribution and Merger Agreement dated as of December 8, 1997 (the "Merger Agreement"), by and among Coventry and PHC, and as described in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on March 12, 1998 (the "Registration Statement").

     Our opinion is based upon (i) the Merger Agreement, (ii) the facts set forth in the Registration Statement, (iii) the assumption that representations with respect to the Merger made by management of Coventry and Newco attached hereto as Exhibit A are true and correct today and will be true and correct as of the effective time of the Merger, and (iv) current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement it is our opinion that:

     (1)  The Merger will constitute a reorganization within the meaning of
          Section 368(a)(2)(E) of the Code.

     (2) Coventry, Newco and Subsidiary will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.



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Board of Directors
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March 12, 1998



     (3) No gain or loss will be recognized to Coventry upon receipt of the assets of Subsidiary in exchange for Newco Stock.

     (4) No gain or loss will be recognized to Newco upon the receipt of Coventry stock in exchange for stock of Newco.

     (5) No gain or loss will be recognized to the shareholders of Coventry upon the exchange of Coventry common stock solely for Newco common stock.

     (6) The basis of the Newco common stock received by the shareholders of Coventry will be the same as the basis of the Coventry stock exchanged therefor.

     (7) The holding period of Newco common stock received by the shareholders of Coventry will include the period during which the Coventry stock surrendered in exchange therefor was held, provided the shareholders of Coventry on the date of the Merger.

     (8) The IRS has taken the position that the receipt of rights to purchase stock at substantially less than market value exercisable only upon certain unsolicited offers to acquire control of the issuer, which are similar to the Newco Rights, is not a taxable exchange or dividend where at the time of the transaction, the rights are not then exercisable and are inseparable from the underlying common stock. Accordingly, the receipt of the Newco Rights by Coventry shareholders will not be taxable.

     If the Merger and Capital Contribution are not consummated in accordance with the terms and conditions of the Contribution Agreement, the foregoing opinion shall be of no force and effect. Our opinions are also based upon the tax law as in effect on the date hereof. You should note that future legislative changes, administrative pronouncements and judicial decision could materially alter the conclusions reached herein.

     No opinion is expressed about the tax treatment of the Merger and Capital Contribution under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of effects from, the Merger and Capital Contribution that are not specifically covered by the above opinions. This opinion letter is limited to the federal income tax issues specifically addressed herein and we render no opinions regarding other issues that we have not specifically addressed. Without limiting the generality of the immediately preceding sentence, we specifically note that we render no opinion with respect to state or local income tax ramifications of the Merger and Capital Contribution.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



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Board of Directors
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March 12, 1998



         We have rendered the foregoing opinion for the sole benefit and use of Coventry, its Board of Directors and the Coventry shareholders and the views herein may not be relied upon or furnished to any other person without our prior written consent.


                                         Sincerely,

                                         /s/ Bass, Berry & Sims PLC
                                         ----------------------------------
                                         Bass, Berry & Sims PLC

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                                                                       EXHIBIT A


     Representations to Bass, Berry & Sims by management of Coventry and Newco with regard to tax opinion dated March 12, 1998.

1. The fair market value of the Newco Stock and other consideration received by each Coventry shareholder will be approximately equal to the fair market value of the Coventry Stock surrendered in the exchange.

2. Following the transaction, Coventry will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Subsidiary's net assets and at least 70 percent of the fair market value of Subsidiary's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by Coventry or Subsidiary to shareholders who receive cash or other property, amounts used by Coventry or Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Coventry will be included as assets of Coventry or Subsidiary, respectively, immediately prior to the transaction.

3. Coventry has no plan or intention to issue additional shares of its stock that would result in Newco losing control of Coventry within the meaning of
    Section 368(c) of the Code.

4. Coventry will not assume any liabilities of Subsidiary, and will not receive from Subsidiary any assets subject to liabilities in the transaction.

5. Following the transaction, Coventry will continue its historic business or use a significant portion of its historic business assets in a business.

6. Newco and Coventry and the shareholders of Coventry will pay their respective expenses, if any, incurred in connection with the transaction.

7. There is no intercorporate indebtedness existing between Newco and Coventry or between Subsidiary and Coventry that was issued, acquired, or will be settled at a discount.

8. In the transaction, shares of Coventry stock representing control of Coventry, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Newco. For purposes of this representation, shares of Coventry stock exchanged for cash or other property originating with Newco will be treated as outstanding Coventry stock on the date of the transaction.

9. At the time of the transaction, Coventry will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Coventry that, if exercised or converted, would affect Newco's acquisition or retention of control of Coventry, as defined in Section 368(c) of the Code.

10. Newco does not own, nor has it owned during the past five years, any shares of the stock of Coventry.

11. Neither Newco nor Coventry is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

12. On the date of the transaction, the fair market value of the assets of Coventry will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

13. Neither Newco nor Coventry is under the jurisdiction of a Court in Title 11 of similar case the meaning of Section 368(a)(3)(A) of the Code.

14. Prior to the transaction, Newco will be in control of Subsidiary within meaning of Section 368(c) of the Code.

15. Newco has no plan or intention to reacquire any of its stock issued in the transaction.

16. Newco has no plan or intention to liquidate Coventry, to merge Coventry with or into another corporation, to sell or otherwise dispose of the stock of Coventry (except for transfers of stock to corporations controlled by Newco), or to cause Coventry to sell or otherwise dispose of any of its assets or of any of the assets acquired from Subsidiary, except for disposition made in the ordinary course of business or for transfer of assets of a corporation controlled by Newco.

17. On the date of the transaction, the fair market value of the assets of Subsidiary will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.